Exhibit 10.12

BANKWIDE INCENTIVE COMPENSATION PLAN

FOR THE

FEDERAL HOME LOAN BANK OF ATLANTA

(Amended January 1, 2006)

I.	EFFECTIVE DATE OF PLAN

The Bankwide Incentive Plan (the “Plan”) of the Federal Home Loan Bank of Atlanta (the “Bank”) will be effective as of January 1, 1995. Incentive Compensation Awards (“Awards”) may be made for each Plan Year (January 1 to December 31) thereafter, in accordance with the provisions of the plan.

II.	PURPOSES

The purposes of the Plan are as follows:

A.	To increase employees’ commitment, involvement and knowledge of the Bank’s business objectives each year.

B.	To increase focus on the critical success factors, such as soundness, profitability, and growth, and the indicators of those factors, as well as the development of new and expanded programs designed to effectively address the housing and community development needs of Bank members and the communities served.

C.	To encourage employees to contribute significantly to enhancing the profitability and success of the Bank by providing rewards for exceeding corporate objectives.

III.	ADMINISTRATION

The Board of Directors of the Bank (the “Board”) is ultimately responsible for the Plan. Unless otherwise provided herein, the Plan shall be administered under the direction of the Human Resources Committee of the Board (the “Committee”), which has authority and responsibility to construe, administer, and interpret the Plan as approved by the Board. Except as otherwise determined by the Board, any decision made or action taken by the Committee arising out of, or in connection with, the construction, administration, or interpretation of the Plan shall lie within the Committee’s absolute discretion and will be conclusive and binding upon all persons.

Bank-wide Incentive Plan	Item 3.b.3

Bankwide Incentive Compensation Plan

Each Plan Year, the Committee shall have the following responsibilities, subject to final approval by the Board:

A.	To identify the number of eligible participants and potential payouts in the Plan.

B.	To establish the plan goals and determine the potential Awards or incentive opportunity that might be paid to participants of the Plan in the event that the plan goals are achieved.

C.	To recommend to the Board any exception to the documented Plan guidelines as they relate to Participant eligibility, actual award amounts, overall performance of an individual Participant, level of goal achievement, or any other aspect of the Plan administration.

After approval by the Committee and Board, the Bankwide Incentive Compensation Plan Management Committee (the “Management Committee”) will be empowered by the Committee to administer the Plan. The Management Committee shall be composed of the President, the Director of Human Resources, and/or other Senior Officers as designated by the President.

The President shall be appointed as the Chairman of the Management Committee. The President shall ensure that the Plan is administered in a timely and effective manner. He shall report findings and conclusions regarding the Plan’s operation and recommended Awards to the Committee, who shall, in turn, report these findings and recommendations to the Board of Directors for final approval.

Any costs incidental to the administration of the Plan shall be borne by the Bank and shall not be charged to the amount available for Awards in any Plan Year.

IV.	BASIS FOR INCENTIVE AWARD DETERMINATION

At the beginning of the Plan year, objective(s) will be established and recommended by the Management Committee to the Committee and Board. The objective(s) shall be designed to be attainable, but not without significant effort.

Bank-wide Incentive Plan	Item 3.b.3

Bankwide Incentive Compensation Plan

V.	PARTICIPANT ELIGIBILITY

Eligible employees shall include all employees whose employment began on any day during the plan year, who are not participants in any other Bank incentive plan, with eligibility beginning on the date of hire. In addition, no employee of the Bank will be eligible for a payout in the event of any documented performance deficiency, which renders his or her overall performance as unsatisfactory during the Plan Year.

VI.	INCENTIVE OPPORTUNITIES AND AWARD PAYMENTS

The level of incentive opportunity will be established for each plan year and may include a minimum, target, and maximum incentive opportunity. At the conclusion of each Plan Year, the Management Committee shall recommend to the Committee and the Board the Award to be paid to plan participants for that Plan Year based on consideration of corporate performance against the stated objectives. Payments of Awards under the Plan shall be made as soon as possible after the close of each Plan Year.

The basis of compensation to be used in calculating incentive compensation awards will include regular base pay earned during the year, plus overtime earned during the year, less deductions for sick leave. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether Federal, state, or local.

If a participant terminates his/her employment with the Bank for any reason during the Plan Year, or after the Plan Year but before the Award payout, he/she forfeits all rights to any Award for that Plan Year.

Each payment of an Award shall be from the general assets of the Bank.

VII.	TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time to time be amended, suspended, or reinstated and may at any time be terminated by action of the Board.

No amendment, suspension, or termination of the Plan by the Board shall, without the consent of the participant, affect the rights of the participant to any Award previously granted which (i) shall not yet have been paid to the participant, and (ii) has not been forfeited by the participant.

Bank-wide Incentive Plan	Item 3.b.3

Bankwide Incentive Compensation Plan

VIII.	MISCELLANEOUS PROVISIONS

A.	Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Bank to dismiss, or otherwise terminate the employment of any employee at any time, for any reason, with or without cause.

B.	When appropriate in the context, words in the masculine shall include the feminine, and vice versa; and words in the singular shall include the plural and vice versa.

C.	The Plan shall be governed by the law of the State of Georgia, except when superseded by the laws of the United States.

END OF PLAN

Bank-wide Incentive Plan	Item 3.b.3